Registration No. 333-_______

As filed with the Securities and Exchange Commission on April 27, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________________

First Defiance Financial Corp.

 (Exact Name of Registrant as Specified in its Charter)

Ohio	34-1803915
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 Clinton Street, Defiance, Ohio (Address of Principal Executive Offices)	43512 (Zip Code)

First Defiance Financial Corp. 2018 Equity Incentive Plan

 (Full Title of the Plan)

Copies to:

Mr. Donald P. Hileman President and CEO First Defiance Financial Corp. 601 Clinton Street Defiance, Ohio 43512 (419) 782-5015 (Name, Address and Telephone Number of Agent for Service)	Kimberly J. Schaefer Vorys, Sater, Seymour and Pease LLP 301 East Fourth Street Suite 3500 Great American Tower Cincinnati, Ohio 45202

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

(Do not check if a smaller reporting company)		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE\

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, par value $0.01 per share	450,000	$59.91(2)	$26,959,500	$3,356.46

________________________

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the First Defiance Financial Corp. 2018 Equity Incentive Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common shares of First Defiance Financial Corp. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act and computed on the basis of $59.91, which is the average of the high and low prices for a common share of the Company on April 26, 2018.

________________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. § 230.462.

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PART I.

Items 1 and 2. Plan Information, and Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Equity Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3. Incorporation of Documents by Reference.

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

•	the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2017, filed with the Commission on February 28, 2018 (File No. 000-26850 );
•	the Current Reports on Form 8-K filed by the Company with the Commission on January 5, 2018; January 23, 2018 (excluding Item 2.02); February 23, 2018; March 22, 2018; and April 17, 2018 (excluding Item 2.02) (File No. 000-26850 );
•	the definitive proxy statement for the Company’s 2018 Annual Meeting of Shareholders, filed by the Company with the Commission on March 12, 2018 (File No. 000-26850 ); and
•	the description of the Company’s common shares contained in the Company’s Form 8-K (File No. 000-26850), filed with the Commission on April 27, 2018, with any subsequent amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

A. Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

(E)	(1)	A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person's conduct was unlawful.

(2)	A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a)	Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person's duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

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(b)	Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3)	To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4)	Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a)	By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b)	If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c)	By the shareholders;

(d)	By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)

(a)	Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

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(i)	Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii)	Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b)	Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6)	The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7)	A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

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(8)	The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9)	As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

B.       Article VII of the Registrant’s Articles of Incorporation governs indemnification by the Registrant and provides as follows:

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including actions by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding to the full extent permissible under Ohio law.

The Company has purchased insurance coverage under a policy which insures directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 7. Exemption From Registration Claimed.

Not applicable.

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Item 8. Exhibits

Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4.1	Articles of Incorporation of First Defiance Financial Corp.	(1)

4.2	Code of Regulations of First Defiance	(2)

5	Opinion of Vorys, Sater, Seymour and Pease LLP	Attached as Exhibit 5

10.1	First Defiance Financial Corp. 2018 Equity Incentive Plan	(3)

23.1	Consent of Vorys, Sater, Seymour and Pease LLP	Included in Exhibit 5

23.2	Consent of Crowe Horwath LLP	Attached as Exhibit 23.2

(1)	Incorporated by reference to Exhibit 3.1 of the Company’s Form S-3 filed on November 10, 2009 (File No. 333-163014).

(2)	Incorporated by reference to Exhibit 3.2 of the Company’s Form S-3 filed on November 10, 2009 (File No. 333-163014).

(3)	Incorporated by reference to Annex A of the definitive proxy statement for the Company’s 2018 Annual Meeting of Shareholders, filed by the Company with the Commission on March 12, 2018 (File No. 000-26850 ).

Item 9. Undertakings

The undersigned registrant hereby undertakes:

1.       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports furnished to the Commission by the Registrant pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and

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2.       that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.       That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Defiance, State of Ohio, on this 27th day of April, 2018.

FIRST DEFIANCE FINANCIAL CORPORATION

By	/s/ Donald P. Hileman
Donald P. Hileman
Director, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ William J. Small	Chairman of the Board	April 27, 2018
William J. Small

/s/ Donald P. Hileman	Director, President and Chief Executive Officer	April 27, 2018
Donald P. Hileman

/s/ Kevin T. Thompson	Executive Vice President and	April 27, 2018
Kevin T. Thompson	Chief Financial Officer (principal accounting officer)

/s/ John L. Bookmyer	Director, Vice Chairman	April 27, 2018
John L. Bookmyer

Director
Dr. Douglas A. Burgei

Director
Thomas A. Reineke

/s/ Barb A. Mitzel	Director	April 27, 2018
Barb A. Mitzel

/s/ Jean A. Hubbard	Director	April 27, 2018
Jean A. Hubbard

/s/ Samuel S. Strausbaugh	Director	April 27, 2018
Samuel S. Strausbaugh

/s/ Charles D. Niehaus	Director	April 27, 2018
Charles D. Niehaus

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Signatures	Title	Date

/s/ Terri A. Bettinger	Director	April 27, 2018
Terri A. Bettinger

/s/ Thomas K. Herman II	Director	April 27, 2018
Thomas K. Herman II

/s/ Mark A. Robison	Director	April 27, 2018
Mark A. Robison

/s/ Robert E. Beach	Director	April 27, 2018
Robert E. Beach

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EXHIBIT INDEX

Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4.1	Articles of Incorporation of First Defiance Financial Corp.	(1)

4.2	Code of Regulations of First Defiance	(2)

5	Opinion of Vorys, Sater, Seymour and Pease LLP	Attached as Exhibit 5

10.1	First Defiance Financial Corp. 2018 Equity Incentive Plan	(3)

23.1	Consent of Vorys, Sater, Seymour and Pease LLP	Included in Exhibit 5

23.2	Consent of Crowe Horwath LLP	Attached as Exhibit 23.2

(1)	Incorporated by reference to Exhibit 3.1 of the Company’s Form S-3 filed on November 10, 2009 (File No. 333-163014).

(2)	Incorporated by reference to Exhibit 3.2 of the Company’s Form S-3 filed on November 10, 2009 (File No. 333-163014).

(3)	Incorporated by reference to Annex A of the definitive proxy statement for the Company’s 2018 Annual Meeting of Shareholders, filed by the Company with the Commission on March 12, 2018 (File No. 000-26850 ).

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